Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RiT Technologies Ltd.

We consent to the use of our report dated May 10, 2012, with respect to the consolidated balance sheets of RiT Technologies Ltd. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel

August 27, 2012